As filed with the Securities and Exchange Commission on December  28, 2000
                                                 Registration No 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                            REGISTRATION STATEMENT

                                  ON FORM S-8
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          THE BOYDS COLLECTION, LTD.
            (Exact Name of Registrant as Specified in Its Charter)

              Maryland                              52-1418730
   (State or Other Jurisdiction of        (I.R.S. Employer Identification
   Incorporation or Organization)                     Number)

                              350 South Street
                      McSherrystown, Pennsylvania 17344
 (Address, including Zip Code, of Registrant's Principal Executive Offices)


                   1998 Stock Option Plan for Key Employees of
                         The Boyds Collection, Ltd.
                          (Full Title of the Plan)

                             Jean-Andre Rougeot
                           Chief Executive Officer
                              350 South Street
                      McSherrystown, Pennsylvania 17344
                               (717) 633-9898
  (Name, Address, including Zip Code, and Telephone Number, including Area
                  Code, of Registrant's Agent for Service)
                              ----------------
                               With Copies to:
                              ----------------
                             John B. Tehan, Esq.
                         Simpson Thacher & Bartlett
                            425 Lexington Avenue
                        New York, New York 10017-3954
                               (212) 455-2000

   Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE


    Title of Securities to be Registered       Amount to be      Proposed    Proposed Maximum     Amount of
                                                Registered       Maximum         Aggregate       Registration
                                                                 Offering     Offering Price       Fee <Fa>
                                                                Price Per           <Fa>
                                                                Share <Fa>

Common Stock, $.0001 par value per share         2,246,033        $9.34       $20,977,948.22      $5,244.49

[FN]
(a) Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the bid and asked price of the common stock quoted on The New York Stock Exchange on December 26, 2000.

-------------------------------------------------------------------------------
       Pursuant to Rule 429 of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, this Registration Statement also relates to Registration Statement No. 333-69535.

                                PART I
            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

          The 1998 Stock Option Plan for Key Employees of The Boyds Collection, Ltd. (the "Stock Plan") provides for the granting of non-qualified options ("Options") and various other stock-based grants ("Equity Awards"). Options will be granted under the Stock Plan pursuant to Non-Qualified Stock Option Agreements ( "Stock Option Agreements"). The following summarizes the combined provisions of the Stock Plan and the Stock Option Agreements (collectively, the "Plan").

          Options will not become exercisable as to any additional shares following the termination of an Optionee's employment by the Company and its subsidiaries for any reason other than the death or permanent disability of the Optionee or the retirement of the Optionee at (i) age 65 or over after having been employed by the Company or any subsidiaries for at least five years after the Grant Date or (ii) age 55 or over after having been employed by the Company or any subsidiaries for at least fifteen years and after having been employed by the Company or any subsidiaries for at least five years after the Grant
Date ("Retirement"), in which case all Options shall be immediately exercisable. Options will not be transferable except by will or pursuant to applicable laws of descent and distribution upon the death of the Optionee. Options vest over time.

          Except as provided in Section 5 or 6 of the Management Stockholder's Agreement, Options will expire upon the earliest to occur of the following events: (i) the tenth anniversary of the date the Options were granted; (ii) the first anniversary of the termination of the Optionee's employment by the Company and its subsidiaries because of death, permanent disability or Retirement; (iii) the first business day which is fifteen calendar days after the earlier of (x) 75 days after termination of the Optionee's employment other than for death, permanent disability or Retirement or (y) the delivery of notice that the Company does not intend to exercise its call rights under
Section 6 of the Management Stockholder's Agreement; provided, however, that in any event the Options shall remain exercisable until at least 45 days after the termination of the Optionee's employment other than for a termination due to death, permanent disability or Retirement; (iv) the repurchase of the Optionee's shares of Common Stock under the circumstances set forth in Sections 5, 6 or 8(b) of the Management Stockholder's Agreement;
(v) upon an Optionee's termination for Cause; and (vi) if the committee administering the Stock Option Plan so determines, the effective date of either the merger or consolidation of the Company into another entity or the exchange or acquisition by another entity of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock, or the recapitalization, reclassification, liquidation or dissolution of the Company. Section 9 of the Stock Option Plan enables such committee to determine that, after such a transaction, any Option may no longer be exercised or that it may be exercised only for the kind and amount of consideration received by the holders of a number of shares of stock for which such stock option could have been exercised prior to such event.

          The exercisability of the Options will accelerate upon a Change of Control. A "Change of Control" means (i) a sale of all or substantially all of the assets of the Company to a Person or Group who is not an Affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), (ii) a sale by KKR or any of its Affiliates resulting in (A) more than 50% of the voting stock of the Company being held by a Person or Group that does not include KKR or any of its Affiliates and (B) more than 50% of the seats on the Board of Directors of the Company being controlled by or being designees of a party or parties other than KKR or any of its Affiliates or (iii) a merger or consolidation of the Company into another Person which is not an Affiliate of KKR. "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature. "Group" means two or more
Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

Item 2. Registrant Information and Employee Plan Annual Information.

          Not required to be filed with this Registration Statement<F1>


____________________
[FN]
<F1>     Information required by Part I Item 2 to be contained in the Section
10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Act") and Note to Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, previously filed by The Boyds Collection, Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration
Statement:

           (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

           (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

           (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

           (d) The Company's Definitive Proxy Statement (election of directors and appointment of auditors) (filed pursuant to Regulation 14A); and

           (e) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not required.

Item 5. Interests of Named Experts and Counsel

          Not required.

Item 6. Indemnification of Directors and Officers

          The Company's charter provides that to the fullest extent permitted by the Maryland General Corporation Law ("MGCL"), directors and officers of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or an officer in either of the following cases:

         . to the extent that it is proved that the director or officer actually received an improper benefit or profit;

         . if a judgment or other financial adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding.

         These provisions also do not affect the ability of the Company or its stockholders to obtain equitable relief, such as an injunction or rescission.

         As permitted by the MGCL, the Company's charter obligates the Company to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Company's bylaws contain indemnification procedures which implement the obligations of its charter.
The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless any of the following is established:

         . the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

         . the director or officer actually received an improper benefit in money, property or services; or

         . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

          Not Applicable

Item 8. Exhibits

          See "Index to Exhibits."

Item 9. Undertakings

          (a)  The undersigned Company hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McSherrystown, State of Pennsylvania, on this 28th day of December, 2000.


                                         THE BOYDS COLLECTION, LTD.
                                          (Company)


                                         By: /s/ Jean-Andre Rougeot
                                             -------------------------
                                             Jean-Andre Rougeot
                                             Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                        Title                  Date

/s/ Jean-Andre Rougeot           Chief Executive         December 28, 2000
-----------------------          Officer
Jean-Andre Rougeot

/s/ Gary  M. Lowenthal           Chairman                December 28, 2000
-----------------------
 Gary M. Lowenthal

/s/  Christine L. Bell           Chief Operating         December 28, 2000
-----------------------          Officer and Secretary
Christine L. Bell

/s/  Elizabeth E. Smith          Vice President of
-----------------------          Product Development     December 28, 2000
Elizabeth E. Smith

/s/ Peter H. Frost               Chief Financial
-----------------------          Officer                 December 28, 2000
Peter H. Frost

/s/ David Miller                 Vice President of
-----------------------          Marketing               December 28, 2000
David Miller

/s/ Henry R. Kravis              Director                December 28, 2000
-----------------------
Henry R. Kravis

/s/ George R. Roberts
------------------------         Director                December 28, 2000
George R. Roberts

/s/ Scott M. Stuart
------------------------         Director                December 28, 2000
Scott M. Stuart

/s/  Marc. S. Lipschultz
------------------------         Director                December 28, 2000
Marc S. Lipschultz

/s/  Robert T. Coccoluto
------------------------         Director                December 28, 2000
Robert T. Coccoluto

/s/ Timothy Brady
------------------------         Director                December 28, 2000
Timothy Brady


By:  /s/  Peter Frost
------------------------
       Peter Frost
       Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit
Number   Description

3.1 Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference from Exhibit 3.1 of Amendment No. 1 to the Company's Registration Statement on Form S-1, filed on February 8, 1999, File No. 333-69535).


3.2      By-laws of the Company (incorporated herein by reference from Exhibit
         3.2 on Form 10-K, filed on March 30, 2000, File No. 001-14843).

4.1      Indenture, dated as of April 21, 1998 between the Company and The
         Bank of New York, as trustee (incorporated by reference from Exhibit
         4.3 of Amendment No. 1 to the Company's Registration Statement on Form S-1,filed on February 8, 1999, File No. 333-69535).

4.2 Form of 9% Series B Senior Subordinated Note due 2008 (incorporated by reference from Exhibit 4.1 of Amendment No. 1 on Form S-4, filed on June 21, 1999, File No. 333-79647).

4.3 Registration Rights Agreement, dated as of April 21, 1998, between the Company and Donaldson, Lufkin and Jenrette Securities Corporation (incorporated by reference from Amendment No. 1 on Form S-4, filed June 21, 1999, File No. 333-79647).

10.1 Credit Agreement, dated as of April 21, 1998, among the Company and the several lenders from time to time parties thereto, DLJ Capital Funding, Inc., The Fuji Bank, Limited, New York Branch, and Fleet National Bank (incorporated by reference from Exhibit 10.1 of Amendment No. 3 to the Company's Registration Statement on Form S-1, filed February 23, 1999, File No. 333-69535).

10.2 Forms of Notes evidencing loans under the Credit Agreement (incorporated by reference from Exhibit 10.1 of Amendment No. 1 on Form S-4, filed June 21, 1999, File No. 333-79647).

10.3 1998 Stock Option Plan for Key Employees of the Company (incorporated by reference from Exhibit 10.3 of Amendment No. 1 to the Company's

         Registration Statement on Form S-1, filed on February 8, 1999, File No. 333-69535).

23.1     Consent of Deloitte & Touche LLP (filed herewith).